Exhibit 5.1

October 15, 2013

Surgical Care Affiliates, Inc.

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as special counsel to ASC Acquisition LLC, a limited liability company organized under the laws of Delaware (“ASC Acquisition”), in connection with the preparation of a registration statement on Form S-1 (No. 333-190998) (the “Registration Statement”) filed by ASC Acquisition with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Prior to the sale of the Securities (as hereafter defined), ASC Acquisition will be converted into a corporation organized under the laws of Delaware (following its conversion into a corporation, ASC Acquisition will be named Surgical Care Affiliates, Inc. (the “Company”)). The Registration Statement relates to the registration of (i) the sale by the Company of shares (the “Company Securities”) of the Company’s common stock, par value $.01 per share (the “Common Stock”) and (ii) the sale by the Selling Stockholders (as hereafter defined) of shares of Common Stock (together, with additional shares of the Common Stock to be sold by the Selling Stockholders upon the exercise of the underwriters’ option to purchase additional shares, the “Secondary Securities”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement;

Surgical Care Affiliates, Inc., p. 2

(b) the form of Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

(c) the form of underwriting agreement by and among the Company, the Selling Stockholders named in Schedule 2 thereto (the “Selling Stockholders”) and the several underwriters named in Schedule 1 thereto, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. Upon the Company’s conversion into a corporation, the Company Securities will be duly authorized by all necessary corporate action of the Company and, upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) the due issuance of the Company Securities against payment therefor in the manner described in the Underwriting Agreement, will be validly issued by the Company and fully paid and nonassessable.

2. Upon the Company’s conversion into a corporation, the Secondary Securities will be duly authorized by all necessary corporate action of the Company, will be validly issued by the Company and will be fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

Surgical Care Affiliates, Inc., p. 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ David Lopez
David Lopez, a Partner